Twentieth Amendment to Automatic YRT Reinsurance Agreement

("Twentieth Amendment")

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Co. of New York ("Ceding Company") and [*] ("Reinsurer"), as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Revised Seventh Amendment, the Eighth Amendment, the Ninth Amendment, the Tenth Amendment, the Eleventh Amendment, the Twelfth Amendment, the Thirteenth Amendment, the Fourteenth Amendment, the Fifteenth Amendment, the Sixteenth Amendment, the Seventeenth Amendment, the Eighteenth Amendment, and the Nineteenth Amendment to the Agreement, the General Amendment increasing Ceding Company retention as of [*], and the General Amendment effective [*] ("Prior Amendments"). The undersigned parties hereby agree that the Agreement, as amended by the Prior Amendments, shall be and is hereby amended and incorporated as follows:

The following section is added to the end of Exhibit A:

Adjustment of Retained Share on Policy Anniversaries

On a policy anniversary, if the Net Amount at Risk exceeds the Specified Amount on a policy ("Policy A"), and if treating the Net Amount at Risk on Policy A as the Specified Amount would cause Ceding Company's Per Life Retention Limit (or Joint Life Retention Limit for a joint policy), based on original policy issue age and taking into account all policies on the life or lives (the "Limit"), to have been exceeded, then Retained Share will be adjusted so that the Limit is exactly retained, except that

∙For automatic cessions, if the Net Amount at Risk would exceed the Automatic Binding

Limit defined in Exhibit B.3, the Reinsurer will provide coverage up to the Reinsurer's

Percentage Share of the Automatic Binding Limit, and the Ceding Company will retain any excess Net Amount at Risk.

∙For facultative cessions, the Ceding Company will retain an amount large enough to avoid exceeding the maximum ultimate coverage amount in the facultative offer ("Offer Amount").

Similarly, for facultative cessions, on a policy anniversary, if the current Retained Share would cause the current Net Amount at Risk ceded to Reinsurer to exceed the Offer Amount, Retained Share will be adjusted so that the Net Amount at Risk ceded to Reinsurer matches the Offer Amount.

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the Prior Amendments. Except as expressly amended above, all other terms of the Agreement, as amended by the Prior Amendments, together with all exhibits and attachments thereto, remain in full force and effect. This Twentieth Amendment is effective [*] upon execution by both of the undersigned parties. This Twentieth Amendment is made in duplicate and executed below by authorized officers of both parties.

RiverSource Life Insurance Co. of New York	[*]

[*]

2